EXHIBIT 99.1

Donegal Group Inc. Announces Second Quarter 2014 Results

MARIETTA, Pa., July 22, 2014 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) and (Nasdaq:DGICB) today reported its financial results for the second quarter and first half of 2014. Significant developments include:

  Net income of $1.9 million for second quarter of 2014, compared to $2.6 million for second quarter of 2013
  Statutory combined ratio1 of 102.1% for second quarter of 2014 increased from 100.6% for second quarter of 2013, as the total weather-related loss ratio rose 1.1 percentage points and an increase in large fire losses added 2.4 percentage points
  7.7% increase in net premiums written to $151.4 million, reflecting continuing organic growth in commercial lines and the impact of premium rate increases, offset by higher reinsurance reinstatement premiums
  Book value per share of $15.25 at June 30, 2014, compared to $15.02 at year-end 2013
	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$ 136,589	$ 126,963	7.6%	$ 270,137	$ 251,665	7.3%
Investment income, net	4,614	4,671	-1.2	9,230	9,486	-2.7
Realized gains	2,034	1,254	62.2	1,946	2,595	-25.0
Total revenues	145,482	135,508	7.4	285,821	269,380	6.1
Net income	1,939	2,629	-26.2	1,304	9,104	-85.7
Operating income[1]	596	1,801	-66.9	20	7,392	-99.7

Per Share Data
Net income – Class A (diluted)	$ 0.07	$ 0.10	-30.0%	$ 0.05	$ 0.35	-85.7%
Net income – Class B	0.07	0.09	-22.2	0.04	0.32	-87.5
Operating income – Class A (diluted)	0.02	0.07	-71.4	--	0.28	-100.0
Operating income – Class B	0.02	0.07	-71.4	--	0.26	-100.0
Book value	15.25	14.84	2.8	15.25	14.84	2.8

1The "Definitions of Non-GAAP and Operating Measures" section of this release defines and reconciles data that the Company has prepared on an accounting basis other than U.S. generally accepted accounting principles ("GAAP").

Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc., noted, "In reviewing the first half of 2014, we made progress on our long-term initiatives, particularly in the execution of our plans to grow our commercial lines business segment. We have continued to expand our product offerings, leverage existing agency relationships and appoint additional commercially focused agents. Nonetheless, we must acknowledge that the first half of the year also presented challenges from unusually severe weather and other claim activity.

Mr. Nikolaus continued, "During the second quarter of 2014, we experienced several severe wind and hail storms in the Mid-Atlantic and Midwest regions that resulted in large volumes of claims from our customers. In fact, an unusually severe May hail storm in eastern Pennsylvania and surrounding areas resulted in the largest financial impact, prior to reinsurance, for the Donegal Insurance Group of any weather event in our 125-year history. We express our sincere appreciation to our agents and claim professionals who expended substantial efforts to provide timely claims service to the many individuals and businesses that the severe weather affected.

"The limited impact of these events on the net quarterly financial results of Donegal Group clearly demonstrates the benefits our reinsurance arrangements with Donegal Mutual Insurance Company and third-party reinsurers provide. These reinsurance agreements reduce the effects of a single large loss, or an accumulation of smaller losses arising from one event, to levels that are appropriate for the size, underwriting profile and surplus position of Donegal Group's insurance subsidiaries. After accounting for reinsurance recoveries, we incurred approximately $3.9 million in net losses incurred and approximately $2.4 million in reinsurance reinstatement premiums with respect to four PCS-designated catastrophe events during the second quarter of 2014," Mr. Nikolaus noted.

Mr. Nikolaus added, "Our organizational structure provides significant stability and allows us to continue to maintain a long-term perspective. As such, we can continue to focus our efforts on serving the needs of our independent agents and our policyholders. Our marketing efforts in 2014 are again yielding positive results, evidenced by healthy premium growth and further expansion of our independent agency force. So far in 2014, we have appointed 93 new independent agencies. In our personal lines business segment, Donegal Group continues to benefit from our disciplined underwriting approach and premium rate increases we have implemented over the past several years.

"The steady growth of our insurance business and other positive underlying business trends give us confidence that we will achieve measurable progress toward our established corporate goals of increasing profits, building our financial strength and enhancing the value of our stockholders' investment. Our independent agents reaffirm daily that substantial opportunity exists for a well-capitalized regional insurance group with a solid business strategy. In April 2014, our board of directors expressed their confidence in Donegal Group's future prospects when they increased the quarterly Class A common stock dividend rate by 3.1 percent to an annualized payout of $.526 cents per share," Mr. Nikolaus concluded.

At June 30, 2014, the Company's book value per share was $15.25, compared to $15.02 at December 31, 2013, and $14.84 at June 30, 2013.  The increase in book value at June 30, 2014 reflected an increase in net unrealized gains in the fair value of the Company's available-for-sale fixed-income securities portfolio due to lower market interest rates.

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin). The insurance subsidiaries of Donegal Group conduct business together with Donegal Mutual Insurance Company as the Donegal Insurance Group.

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
	(dollars in thousands)

Net Premiums Written
Personal lines:
Automobile	$ 51,966	$ 50,242	3.4%	$ 102,522	$ 98,864	3.7%
Homeowners	31,170	29,089	7.2	54,085	50,944	6.2
Other	4,613	4,263	8.2	8,383	7,633	9.8
Total personal lines	87,749	83,594	5.0	164,990	157,441	4.8
Commercial lines:
Automobile	17,510	15,726	11.3	34,770	31,189	11.5
Workers' compensation	22,345	19,707	13.4	48,923	42,918	14.0
Commercial multi-peril	21,713	19,963	8.8	43,791	39,657	10.4
Other	2,118	1,575	34.5	3,543	1,826	94.0
Total commercial lines	63,686	56,971	11.8	131,027	115,590	13.4
Total net premiums written	$ 151,435	$ 140,565	7.7%	$ 296,017	$ 273,031	8.4%

The Company's net premiums written increased 7.7% for the second quarter of 2014 compared to the second quarter of 2013. This increase represented the combination of 11.8% growth in commercial lines writings and 5.0% growth in personal lines writings. The $10.9 million growth in net premiums written for the second quarter of 2014 compared to the second quarter of 2013 included:

  $2.6 million, or 1.9% of total net premiums written, related to a change in the Michigan Insurance Company ("MICO") quota-share reinsurance agreement that continues to reduce the amount of business MICO cedes to external reinsurers. The Company acquired MICO in 2010.
  $5.3 million in commercial lines premiums, excluding the MICO quota-share reinsurance change, that the Company attributes primarily to premium rate increases and new commercial accounts the Company's insurance subsidiaries have written throughout their operating regions.
  $3.0 million in personal lines premiums, excluding the MICO quota-share reinsurance change. The modest increase reflects the premium rate increases and underwriting initiatives the Company has implemented over the past four quarters, offset by reinsurance reinstatement premiums that were $1.6 million higher than the prior-year quarter.

The Company's net premiums written increased 8.4% in the first half of 2014. The increase included $5.4 million related to a reduction in the percentage of the premiums MICO ceded under its quota-share reinsurance agreement with external reinsurers in the first half of 2014 compared to 2013. Excluding the quota-share reinsurance change, commercial lines premiums rose $12.3 million and personal lines premiums rose $5.3 million for the first six months of 2014 compared to the first six months of 2013. Reinsurance reinstatement premiums for the first six months of 2014 were $3.6 million higher than in the prior year period.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Statutory Combined Ratios
Personal Lines:
Automobile	103.3%	100.2%	100.6%	102.2%
Homeowners	90.9	101.6	100.3	95.3
Other	105.9	88.3	113.4	85.6
Total personal lines	99.5	100.2	101.1	99.2
Commercial Lines:
Automobile	128.4	99.8	114.5	101.2
Workers' compensation	90.6	108.1	94.1	104.9
Commercial multi-peril	109.7	103.1	114.4	100.8
Total commercial lines	105.8	101.4	105.1	99.9
Total lines	102.1%	100.6%	102.7%	99.3%

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	63.2%	63.1%	62.4%	63.6%
Loss ratio (weather-related)	8.5	7.4	10.0	6.0
Expense ratio	31.9	32.3	31.6	31.5
Dividend ratio	0.4	0.3	0.3	0.3
Combined ratio	104.0%	103.1%	104.3%	101.4%

For the second quarter of 2014, the Company's statutory loss ratio increased to 72.0%, compared to 70.8% for the second quarter of 2013.  For the first six months of 2014, the Company's statutory loss ratio increased to 72.8% from 69.9% for the first six months of 2013.

Kevin G. Burke, Executive Vice President and Chief Operating Officer, noted, "The nature of the second-quarter loss events resulted in unusual results in several of our lines of business. For example, our policyholders reported substantial physical damage to automobiles from the hail storm in May and similar storms during the quarter, leading to higher combined ratios for both our personal and commercial automobile lines of business.  Due largely to our emphasis on increasing rates in recent years, the homeowners line of business showed profitability despite the weather-related claim activity, achieving a 90.9% combined ratio for the quarter."

Mr. Burke continued, "The commercial multi-peril combined ratio for the quarter was above targeted levels due to an increased impact of large fire losses. The elevated commercial auto combined ratio reflected the aforementioned weather-related losses, as well as reserve development related to our receipt of new information during the quarter on a handful of automobile bodily injury liability claims from prior accident years. On the other hand, our workers' compensation line of business performed very well during the quarter, generating a favorable 90.6% combined ratio."

Weather-related losses were $11.6 million for the second quarter of 2014, representing 8.5 percentage points of the Company's loss ratio, compared to the $9.4 million in weather-related losses, or 7.4 percentage points of the Company's loss ratio, that the Company incurred for the second quarter of 2013. The increase in weather-related losses was directly attributable to an increase in PCS-designated catastrophe losses, primarily related to wind and hail events.

Large fire losses totaled $9.3 million in the second quarter of 2014, or 6.8 percentage points of the Company's loss ratio, increasing from the $5.7 million, or 4.4 percentage points of the Company's loss ratio, that the Company experienced during the second quarter of 2013. The increase in large fire losses reflected increased claim activity in the commercial multi-peril line of business. Development of reserves for losses incurred in prior accident years added 4.4 percentage points to the Company's loss ratios for the second quarter of 2014, compared to 3.7 percentage points for the second quarter of 2013.

The Company's statutory expense ratio1 of 29.6% for the second quarter of 2014 was comparable to the 29.5% statutory expense ratio for the second quarter of 2013.

Investment Operations

Donegal Group's investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had invested 88.4% of its consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at June 30, 2014.

	June 30, 2014		December 31, 2013
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$ 68,173	8.3%	$ 62,279	7.9%
Obligations of states and political subdivisions	364,173	44.5	385,982	48.7
Corporate securities	114,364	14.0	55,547	7.0
Mortgage-backed securities	176,897	21.6	140,214	17.7
Total fixed maturities	723,607	88.4	644,022	81.3
Equity securities, at fair value	26,840	3.3	12,423	1.6
Investments in affiliates	38,353	4.7	35,685	4.5
Short-term investments, at cost	30,465	3.6	99,678	12.6
Total investments	$ 819,265	100.0%	$ 791,808	100.0%

Average investment yield	2.3%		2.4%
Average tax-equivalent investment yield	3.1%		3.3%
Average fixed-maturity duration (years)	4.7		4.5

A 1.2% decrease in net investment income for the second quarter of 2014 primarily reflected the impact of the lower average investment yield on the Company's fixed-maturity securities portfolio, offset partially by an increase in average invested assets, compared to the second quarter of 2013. Net realized investment gains were $2.0 million for the second quarter of 2014, compared to $1.3 million for the second quarter of 2013. The Company had no impairments in its investment portfolio that it considered to be other than temporary during the second quarter of 2014 or 2013.

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer of Donegal Group Inc., in commenting on the Company's investment operations, noted, "Average yields on the portfolio have remained very steady since the beginning of the year, and we have seen a modest increase in portfolio valuations as rates have remained in a fairly tight range. We have reinvested funds from municipal bond sales and maturities into U.S. government agency fixed-maturity securities, and, to a lesser extent, dividend-paying equity securities, to provide future investment income, but we are continuing to maintain a relatively short average portfolio duration so we are positioned to take advantage of future increases in interest rates."

The Company owns 48.2% of the outstanding stock of Donegal Financial Services Corporation ("DFSC"), which owns all of the outstanding capital stock of Union Community Bank. The Company accounts for its investment in DFSC using the equity method of accounting. The Company's equity in the earnings of DFSC was $348,625 for the second quarter of 2014, compared to $675,568 million for the second quarter of 2013. Donegal Mutual Insurance Company owns the remaining 51.8% of the outstanding stock of DFSC.

Definitions of Non-GAAP and Operating Measures

The Company prepares its consolidated financial statements on the basis of GAAP. The Company's insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit ("SAP"). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes provide value in managing its business and for comparison to the financial results of its peers. These non-GAAP measures are operating income and statutory combined ratio.

Operating income is a non-GAAP financial measure investors in insurance companies commonly use. The Company defines operating income as net income excluding after-tax net realized investment gains or losses. Because the Company's calculation of operating income may differ from similar measures other companies use, investors should exercise caution when comparing the Company's measure of operating income to that of other companies.

The following table provides a reconciliation of net income to operating income:

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income to Operating Income
Net income	$ 1,939	$ 2,629	-26.2%	$ 1,304	$ 9,104	-85.7%
Realized gains (after tax)	(1,343)	(828)	62.2	(1,284)	(1,712)	-25.0
Operating income	$ 596	$ 1,801	-66.9%	$ 20	$ 7,392	-99.7%

Per Share Reconciliation of Net Income to Operating Income
Net income – Class A (diluted)	$ 0.07	$ 0.10	-30.0%	$ 0.05	$ 0.35	-85.7%
Realized gains (after tax)	(0.05)	(0.03)	66.7	(0.05)	(0.07)	-28.6
Operating income – Class A	$ 0.02	$ 0.07	-71.4%	$ --	$ 0.28	-100.0%

Net income – Class B	$ 0.07	$ 0.09	-22.2%	$ 0.04	$ 0.32	-87.5%
Realized gains (after tax)	(0.05)	(0.02)	150.0	(0.04)	(0.06)	-33.3
Operating income – Class B	$ 0.02	$ 0.07	-71.4%	$ --	$ 0.26	-100.0%

Statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers' compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

The Company will hold a conference call and webcast on Tuesday, July 22, 2014, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on the Company's web site at http://investors.donegalgroup.com.  A replay of the conference call will also be available via the Company's web site.

About the Company

Donegal Group is an insurance holding company. The Company's Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably since its formation in 1986. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the industry in terms of service, profitability and growth in book value.

As Forbes reported, Donegal Group Inc. was named to a list of the Most Trustworthy Financial Companies for 2014, ranking the company among firms that have consistently demonstrated transparent and conservative accounting practices and solid corporate governance and management. A reprint of the Forbes article is available as a "Featured Report" on the Company's web site.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which we operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended June 30,
	2014	2013

Net premiums earned	$ 136,589	$ 126,963
Investment income, net of expenses	4,614	4,671
Net realized investment gains	2,034	1,254
Lease income	214	210
Installment payment fees	1,682	1,734
Equity in earnings of DFSC	349	676
Total revenues	145,482	135,508

Net losses and loss expenses	97,887	89,519
Amortization of deferred acquisition costs	22,025	19,910
Other underwriting expenses	21,547	21,129
Policyholder dividends	607	341
Interest	443	334
Other expenses	653	1,413
Total expenses	143,162	132,646

Income before income tax expense	2,320	2,862
Income tax expense	381	233

Net income	$ 1,939	$ 2,629

Net income per common share:
Class A - basic	$ 0.08	$ 0.10
Class A - diluted	$ 0.07	$ 0.10
Class B - basic and diluted	$ 0.07	$ 0.09

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	20,961,526	20,285,949
Class A - diluted	21,350,364	20,686,586
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 151,435	$ 140,565

Book value per common share at end of period	$ 15.25	$ 14.84

Annualized return on average equity	1.9%	2.7%

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Six Months Ended June 30,
	2014	2013

Net premiums earned	$ 270,137	$ 251,665
Investment income, net of expenses	9,230	9,486
Net realized investment gains	1,946	2,595
Lease income	427	426
Installment payment fees	3,323	3,444
Equity in earnings of DFSC	758	1,764
Total revenues	285,821	269,380

Net losses and loss expenses	195,520	175,052
Amortization of deferred acquisition costs	43,344	39,470
Other underwriting expenses	42,005	39,881
Policyholder dividends	1,002	816
Interest	809	821
Other expenses	1,615	2,395
Total expenses	284,295	258,435

Income before income tax expense	1,526	10,945
Income tax expense	222	1,841

Net income	$ 1,304	$ 9,104

Net income per common share:
Class A - basic and diluted	$ 0.05	$ 0.35
Class B - basic and diluted	$ 0.04	$ 0.32

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	20,917,529	20,176,958
Class A - diluted	21,302,041	20,522,801
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 296,017	$ 273,031

Book value per common share at end of period	$ 15.25	$ 14.84

Annualized return on average equity	0.7%	4.6%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 297,628	$ 240,370
Available for sale, at fair value	425,979	403,652
Equity securities, at fair value	26,840	12,423
Investments in affiliates	38,353	35,685
Short-term investments, at cost	30,465	99,678
Total investments	819,265	791,808
Cash	20,567	27,636
Premiums receivable	137,198	123,905
Reinsurance receivable	278,563	244,239
Deferred policy acquisition costs	48,132	43,628
Prepaid reinsurance premiums	121,201	112,664
Other assets	37,527	41,531
Total assets	$ 1,462,453	$ 1,385,411

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 526,371	$ 495,619
Unearned premiums	417,151	382,735
Accrued expenses	14,759	19,265
Borrowings under line of credit	60,000	58,000
Subordinated debentures	5,000	5,000
Other liabilities	33,693	27,915
Total liabilities	1,056,974	988,534
Stockholders' equity:
Class A common stock	220	218
Class B common stock	56	56
Additional paid-in capital	192,825	189,116
Accumulated other comprehensive income (loss)	4,902	(2,313)
Retained earnings	220,578	222,889
Treasury stock, at cost	(13,102)	(13,089)
Total stockholders' equity	405,479	396,877
Total liabilities and stockholders' equity	$ 1,462,453	$ 1,385,411
CONTACT: Jeffrey D. Miller, Executive Vice President
         & Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: investors@donegalgroup.com